Exhibit 5.1

December 5, 2025	Client: 66867-00029

Natera, Inc.

13011 McCallen Pass

Building A Suite 100

Austin, TX 78753

Re:	Natera, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Natera, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by the selling stockholders named therein (the “Selling Stockholders”) of up to an aggregate of 1,952,565 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which consist of (i) 1,127,982 shares (“Consideration Shares”) of the Common Stock beneficially owned by the Selling Stockholders at the closing of the transactions contemplated by the Merger Agreement, and (ii) an estimated 824,583 additional shares of the Common Stock that may become issuable to the Selling Stockholders after the closing of the transactions pursuant to the Merger Agreement (the “Potentially Issuable Shares”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Common Stock is validly issued, fully paid and non-assessable, and (ii) the Potentially Issuable Shares, when issued pursuant to the terms of the Merger Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable.

Gibson, Dunn & Crutcher LLP One Embarcadero Center Suite 2600 | San Francisco, CA 94111-3715 | T: 415.393.8200 | F: 415.393.8306 | gibsondunn.com

December 5, 2025 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP